Exhibit 99.1

N E W S R E L E A S E
FOR IMMEDIATE RELEASE

Contact:	Yvonne “Rie” Atkinson
410-768-8857 (office)
ratkinson@bogb.net

Glen Burnie Bancorp Announces the Appointment of New Board Member

GLEN BURNIE, MD (September 18, 2014) – Glen Burnie Bancorp (NASDAQ: GLBZ), parent company of The Bank of Glen Burnie, is pleased to announce the addition of Andrew Cooch to the board of directors as of September 11, 2014. Mr. Cooch brings extensive experience in real estate law and board responsibilities.

"We are pleased to welcome Mr. Andrew Cooch to our Board of Directors," said Michael Livingston, GLBZ President and CEO. "He brings years of legal experience and real estate expertise which will add an extremely well rounded perspective to the board."

Mr. Cooch currently serves as partner in the Law Office of Cooch & Bowers, P.A. and Owner/Director of Progressive Title Corporation. He also serves on the board of Richcroft, Inc. and is Chairman of the Board of Directors of Bello Machre, Inc. (both of which are Maryland-based non-profit providers of residential services to the developmentally disabled). Mr. Cooch also is Vice President of Maryland Land Title Association and was previously on the board of Maryland Affordable Housing Trust.

Mr. Cooch received a Juris Doctorate in 1981 from the University of Baltimore School of Law. He was awarded the Governor’s Volunteer Lawyer Certificate by Governor Martin O’Malley in 2013 and the Maryland Volunteer Lawyers Service Award for participation in pro bono activities in 2014.

Glen Burnie Bancorp, parent company to The Bank of Glen Burnie®, currently maintains consolidated assets totaling more than $400 million. Founded in 1949, The Bank of Glen Burnie® is a locally-owned community bank with eight branch offices serving Anne Arundel County. (www.thebankofglenburnie.com)

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Certain information contained in this news release, which does not relate to historical financial information, may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, which could cause the company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected. For a more complete discussion of these and other risk factors, please see the company’s reports filed with the Securities and Exchange Commission.